Exhibit 99.1

FOR IMMEDIATE RELEASE For more information contact: Wendy L. Simpson Pam Kessler (805) 981-8655

LTC REPORTS 2017 FIRST QUARTER RESULTS

WESTLAKE VILLAGE, CALIFORNIA, May 8, 2017— LTC Properties, Inc. (NYSE: LTC), a real estate investment trust that primarily invests in seniors housing and health care properties, today announced operating results for its first quarter ended March 31, 2017.

Net income available to common stockholders was $21.4 million, or $0.54 per diluted share, for the 2017 first quarter compared with $19.8 million, or $0.53 per diluted share, for the same period in 2016. Funds from Operations (“FFO”) increased 8.7% to $30.8 million for the 2017 first quarter, up from $28.3 million for the comparable 2016 period. FFO per diluted common share was $0.78 and $0.76 for the quarters ended March 31, 2017 and 2016, respectively. The increase in net income available to common stockholders per share and FFO per share was primarily due to higher revenues from prior year acquisitions, mortgage loan originations and completed development projects, partially offset by higher interest expense resulting from the sale of senior unsecured notes in May and July of 2016 and February 2017, the issuance of shares and lower capitalized interest from development projects, as well as additional general and administrative expenditures related to performance-based equity awards.

As previously announced, LTC completed the following during the first quarter of 2017:

•                  Amended its shelf agreement with affiliates and managed accounts of Prudential Investment Management, Inc. (or Prudential) to increase its shelf commitment to $337.5 million;

•                  Sold 15-year senior unsecured notes in the aggregate amount of $100.0 million to a group of institutional investors, which included Prudential, in a private placement transaction. The notes bear interest at an annual fixed rate of 4.5%, have scheduled principal payments and mature on February 16, 2032. The proceeds were used to repay the outstanding balance of the unsecured line of credit; and

•                  Sold 312,881 shares of common stock for $14.6 million in net proceeds under its equity distribution agreement. The proceeds were used to repay the outstanding balance of the unsecured line of credit.

Conference Call Information

LTC will conduct a conference call on Tuesday, May 9, 2017, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time), to provide commentary on its performance and operating results for the quarter ended March 31, 2017. The conference call is accessible by telephone and the internet. Telephone access will be available by dialing 877-510-2862 (domestically) or 412-902-4134 (internationally). To participate in the webcast, go to LTC’s website at www.LTCreit.com 15 minutes before the call to download the necessary software.

An audio replay of the conference call will be available from May 9 through May 23, 2017 and may be accessed by dialing 877-344-7529 (domestically) or 412-317-0088 (internationally) and entering conference number 10104953. Additionally, an audio archive will be available on LTC’s website on the “Presentations” page of the “Investor Information” section, which is under the “Investors” tab. LTC’s earnings release and supplemental information package for the current period will be available on its website on the “Press Releases” and “Presentations” pages, respectively, of the “Investor Information” section which is under the “Investors” tab.

About LTC

LTC is a self-administered real estate investment trust that primarily invests in seniors housing and health care properties primarily through sale-leaseback transactions, mortgage financing and structured finance solutions including mezzanine lending. At March 31, 2017, LTC had 210 investments located in 29 states comprising 105 assisted living communities, 97 skilled nursing centers, 1 behavioral health care hospital, 3 parcels of land under development and 4 parcels of land held-for-use. Assisted living communities, independent living communities, memory care communities and combinations thereof are included in the assisted living property type. For more information on LTC Properties, Inc., visit the Company’s website at www.LTCreit.com.

Forward Looking Statements

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. Please see LTC’s most recent Annual Report on Form 10-K, its subsequent Quarterly Reports on Form 10-Q, and its other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and LTC assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

(financial tables follow)

LTC PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2017	2016
	(unaudited)
Revenues:
Rental income	$35,035	$31,880
Interest income from mortgage loans	6,748	6,578
Interest and other income	839	146
Total revenues	42,622	38,604

Expenses:
Interest expense	7,471	6,000
Depreciation and amortization	9,359	8,561
(Recovery) provision for doubtful accounts	(38)	84
Transaction costs	22	90
General and administrative expenses	4,740	4,283
Total expenses	21,554	19,018

Operating income	21,068	19,586
Income from unconsolidated joint ventures	445	272
Net income	21,513	19,858
Income allocated to participating securities	(97)	(101)
Net income available to common stockholders	$21,416	$19,757

Earnings per common share:
Basic	$0.54	$0.53
Diluted	$0.54	$0.53

Weighted average shares used to calculate earnings per
common share:
Basic	39,366	37,446
Diluted	39,612	37,459

Dividends declared and paid per common share	$0.57	$0.54

Supplemental Reporting Measures

FFO, adjusted FFO (“AFFO”), and Funds Available for Distribution (“FAD”) are supplemental measures of a real estate investment trust’s (“REIT”) financial performance that are not defined by U.S. generally accepted accounting principles (“GAAP”). Investors, analysts and the Company use FFO, AFFO and FAD as supplemental measures of operating performance. The Company believes FFO, AFFO and FAD are helpful in evaluating the operating performance of a REIT. Real estate values historically rise and fall with market conditions, but cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. We believe that by excluding the effect of historical cost depreciation, which may be of limited relevance in evaluating current performance, FFO, AFFO and FAD facilitate like comparisons of operating performance between periods. Additionally the Company believes that FFO, AFFO and FAD provide useful information because they allow investors, analysts and our management to compare the Company’s operating performance on a consistent basis without having to account for differences caused by unanticipated items.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), means net income available to common stockholders (computed in accordance with GAAP) excluding gains or losses on the sale of real estate and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs.

We define AFFO as FFO excluding the effects of straight-line rent, amortization of lease inducement, effective interest income and deferred income from unconsolidated joint ventures. GAAP requires rental revenues related to non-contingent leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. This method results in rental income in the early years of a lease that is higher than actual cash received, creating a straight-line rent receivable asset included in our consolidated balance sheet. At some point during the lease, depending on its terms, cash rent payments exceed the straight-line rent which results in the straight-line rent receivable asset decreasing to zero over the remainder of the lease term. Effective interest method, as required by GAAP, is a technique for calculating the actual interest rate for the term of a mortgage loan based on the initial origination value.  Similar to the accounting methodology of straight-line rent, the actual interest rate is higher than the stated interest rate in the early years of the mortgage loan thus creating an effective interest receivable asset included in the interest receivable line item in our consolidated balance sheet and reduces down to zero when, at some point during the mortgage loan, the stated interest rate is higher than the actual interest rate.  By excluding the non-cash portion of rental income, interest income from mortgage loans and income from unconsolidated joint ventures, investors, analysts and our management can compare AFFO between periods.

We define FAD as AFFO excluding the effects of non-cash compensation charges, capitalized interest and non-cash interest charges. FAD is useful in analyzing the portion of cash flow that is available for distribution to stockholders. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents annual distributions to common shareholders expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs.

While the Company uses FFO, AFFO, and FAD as supplemental performance measures of our cash flow generated by operations and cash available for distribution to stockholders, such measures are not representative of cash generated from operating activities in accordance with GAAP, and are not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income available to common stockholders.

Reconciliation of FFO, AFFO and FAD

The following table reconciles GAAP net income available to common stockholders to each of NAREIT FFO attributable to common stockholders, as well as AFFO and FAD (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended
	March 31,
	2017	2016

GAAP net income available to common stockholders	$21,416	$19,757
Add: Depreciation and amortization	9,359	8,561
NAREIT FFO attributable to common stockholders	30,775	28,318

Less: Non-cash rental income	(2,340)	(2,317)
Less: Effective interest income from mortgage loans	(1,307)	(1,262)
Less: Deferred income from unconsolidated joint ventures	(47)	—
Adjusted FFO (AFFO)	27,081	24,739

Add: Non-cash compensation charges	1,259	990
Add: Non-cash interest related to earn-out liabilities	226	149
Less: Capitalized interest	(170)	(686)
Funds available for distribution (FAD)	$28,396	$25,192

NAREIT Basic FFO attributable to common stockholders per share	$0.78	$0.76
NAREIT Diluted FFO attributable to common stockholders per share	$0.78	$0.76

NAREIT Diluted FFO attributable to common stockholders	$30,872	$28,419
Weighted average shares used to calculate NAREIT diluted FFO per share attributable to common stockholders	39,612	37,640

Diluted AFFO	$27,178	$24,840
Weighted average shares used to calculate diluted AFFO per share	39,612	37,640

Diluted FAD	$28,493	$25,293
Weighted average shares used to calculate diluted FAD per share	39,612	37,640

LTC PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except per share)

	March 31, 2017	December 31, 2016
ASSETS
Investments:
Land	$115,793	$116,096
Buildings and improvements	1,187,897	1,185,467
Accumulated depreciation and amortization	(284,134)	(275,861)
Operating real estate property, net	1,019,556	1,025,702
Properties held-for-sale, net of accumulated depreciation: 2017—$1,058; 2016—$0	1,170	—
Real property investments, net	1,020,726	1,025,702
Mortgage loans receivable, net of loan loss reserve: 2017—$2,249; 2016—$2,315	223,292	229,801
Real estate investments, net	1,244,018	1,255,503
Notes receivable, net of loan loss reserve: 2017—$166; 2016—$166	16,402	16,427
Investments in unconsolidated joint ventures	26,181	25,221
Investments, net	1,286,601	1,297,151

Other assets:
Cash and cash equivalents	8,732	7,991
Debt issue costs related to bank borrowings	1,584	1,847
Interest receivable	10,868	9,683
Straight-line rent receivable, net of allowance for doubtful accounts: 2017—$988; 2016—$960	58,115	55,276
Prepaid expenses and other assets	25,690	22,948
Total assets	$1,391,590	$1,394,896

LIABILITIES
Bank borrowings	$—	$107,100
Senior unsecured notes, net of debt issue costs: 2017—$1,260; 2016—$1,009	597,873	502,291
Accrued interest	4,259	4,675
Accrued incentives and earn-outs	12,015	12,229
Accrued expenses and other liabilities	24,303	28,553
Total liabilities	638,450	654,848

EQUITY
Stockholders’ equity:
Common stock: $0.01 par value; 60,000 shares authorized; shares issued and outstanding: 2017—39,573; 2016—39,221	396	392
Capital in excess of par value	853,132	839,005
Cumulative net income	1,034,956	1,013,443
Cumulative distributions	(1,135,344)	(1,112,792)
Total equity	753,140	740,048
Total liabilities and equity	$1,391,590	$1,394,896